EXHIBIT 10.16.10

SUBLEASE

This SUBLEASE is made as of July 1, 2014, by and between Ironwood Pharmaceuticals, Inc., a Delaware corporation having an address at 301 Binney Street, Cambridge, Massachusetts (“Sublessor”) and Biogen Idec MA Inc., a Massachusetts corporation having an address at 225 Binney Street, Cambridge MA 02142 (“Sublessee”).

BACKGROUND

A.                                    Under the Lease dated as of January 12, 2007 (as amended by a First Amendment to Lease dated as of April 9, 2009, a Second Amendment to Lease dated as of February 9, 2010, a Third Amendment to Lease dated as of July 1, 2010, a Fourth Amendment to Lease dated as of February 3, 2011, a Fifth Amendment to Lease dated as of October 18, 2011, a Sixth Amendment to Lease dated as of July 19, 2012, a Seventh Amendment to Lease dated as of October 30, 2012 and an Eighth Amendment to Lease dated as of July 8, 2014 by and between BMR-Rogers Street LLC (as successor-in-interest to Rogers Street, LLC), as “Landlord” (“Prime Lessor”) and Sublessor (formerly known as Microbia, Inc.), as “Tenant” (such lease, as so amended, and all renewals, modifications and extensions of such lease are collectively referred to in this Sublease as the “Prime Lease”), a true and complete copy of which is attached hereto as Exhibit A, whereby Sublessor leases approximately 303,259 square feet of rentable space on floor(s) 1, 2, 3 and 4 located in the building known as and numbered 301 Binney Street, Cambridge, Massachusetts (the “Building”) (all as more particularly described in the Prime Lease the “Premises”).

B.                                    Sublessee desires to sublease a portion of the Premises from Sublessor and Sublessor is willing to sublease a portion of the Premises to Sublessee, all on the terms and conditions set forth in this Sublease.

For good and valuable consideration, the receipt and sufficiency of which are acknowledged by Sublessor and Sublessee, Sublessor and Sublessee agree as follows:

1.                                      Sublease of Subleased Premises.  For the rent and upon the terms and conditions in this Sublease, Sublessor subleases to Sublessee, and Sublessee subleases from Sublessor approximately 93,000 square feet of rentable space located on the fourth floor of the Building as shown on Exhibit B attached hereto (the “Subleased Premises”)  If requested by Sublessee, Sublessor agrees to exercise its right to have the Subleased Premises remeasured upon completion of the construction documents for the Improvement Work (defined in Section 6(e) below) in accordance with the terms of Section 2.01(e)(ii) of the Prime Lease.  During the Term of this Sublease, Sublessee shall have access to the Subleased Premises twenty-four (24) hours a day, 7 days a week, fifty-two (52) weeks a year, subject to the terms of this Sublease and the Prime

Lease to the extent incorporated in this Sublease by reference.  From and after the date on which this Sublease has been fully executed by Sublessor and Sublessee and the Prime Lessor has delivered the Consent (as defined in Paragraph 24 of this Sublease), Sublessee shall have the right to enter the Subleased Premises at reasonable times for the purposes of inspecting and reviewing the Improvement Work as defined in Paragraph 6(e) of this Sublease, inspecting the Subleased Premises, taking measurements, installing network cabling and preparing for the move into the Subleased Premises.  Sublessor shall have the right to have a representative present any time the early entry right is exercised, at no cost or charge to Sublessee.  If Sublessee enters the Subleased Premises before the Commencement Date, Sublessee shall be responsible for complying with all of the terms of this Sublease and the Prime Lease to the extent incorporated in this Sublease by reference, other than the payment of Rent or other charges hereunder.

2.                                      Term.  The term (the “Term”) of this Sublease shall commence upon the date (the “Commencement Date”) that is the later of (i) the date on which the Consent Contingency (as defined in Paragraph 24 of this Sublease) has been satisfied and (ii) July 1, 2014, and shall expire at 11:59 p.m. on January 31, 2018 or such earlier date on which this Sublease may terminate under the terms or provisions of the Prime Lease, this Sublease or applicable law (the “Expiration Date”).

3.                                      Base Rent. Commencing on the Commencement Date, Sublessee shall pay to Sublessor the following amounts as base rent (the “Base Rent”) during the Term of this Sublease:

Dates	Annual Base Rent		Monthly Base Rent	Rent Per Square Foot
Commencement Date – 6/30 /15	$2,897,602.44	*	$241,466.87	$62.31
7/1/15 – 6/30 /16	$4,234,477.44	**	$352,873.12	$60.71
7/1/16 – 6/30 /17***	$5,617,852.44		$468,154.37	$60.41
7/1/17 – 1/31/18***	$3,331,330.59	****	$475,904.37	$61.41

*The annual Base Rent for the first year of the Term was calculated based on fifty percent (50%) of the rentable square footage of the Subleased Premises.

**The annual Base Rent for the second year of the Term was calculated based on seventy-five percent (75%) of the rentable square footage of the Subleased Premises.

***The annual Base Rent for the last nineteen (19) months of the Term was calculated based on one hundred percent (100%) of the rentable square footage of the Subleased Premises.

****The annual Base Rent amount represents Base Rent for seven (7) months.

The Base Rent is intended to be gross rent inclusive of all Operating Costs and Taxes payable by Sublessor to Prime Lessor under the Prime Lease, excluding the following services separately provided to the Subleased Premises in accordance with the terms of this Sublease (i) electricity, (ii) janitorial services, and (iii) additional services requested by Sublessee from Prime Lessor (such as after-hours HVAC service).

Notwithstanding anything in this Sublease to the contrary, if Sublessor actually receives an abatement of any of its rental obligations under Prime Lease, and the condition giving rise to the abatement also adversely affects or relates to the Subleased Premises, then Sublessee shall be entitled to an equitable abatement of Rent, as and when Sublessor’s rental obligations under the Prime Lease are actually abated, based on the extent to which the basis for the abatement relates to or affects the Subleased Premises.

Base Rent and additional rent hereunder shall sometimes be referred to as “Rent” in this Sublease.  All Rent shall be due and payable in monthly installments in advance on the first day of each calendar month, without demand, deduction, counterclaim or setoff, except as provided for herein or in the Prime Lease as and to the extent incorporated herein by reference.  Rent for any partial month shall be prorated and paid on the first day of any partial month.  Sublessee shall pay as additional rent for all other expenses for additional services that are requested by Sublessee and which Sublessor is or would be responsible under the Prime Lease, but in any event only to the extent such expenses relate solely to the Subleased Premises (e.g., after hours HVAC ordered by Sublessee).

Any late payment of Rent by Sublessee shall bear interest from the date due until paid at the annual rate equal to the rate of fifteen percent (15%) per annum (the “Default Rate”) except to the extent such interest would cause the total interest to be in excess of that legally permitted.  Payment of interest shall not cure Sublessee’s payment default or prevent Sublessor from exercising other rights and remedies available under this Sublease or at law.  No late interest under this Paragraph 3 shall accrue on late Rent unless Sublessee has failed to make such payment within five (5) days after receipt of notice from Sublessor of such failure to pay; provided, that Sublessor shall not be required to give such notice more than one time in any twelve (12) month period.

Sublessee, at its sole cost and expense, shall be responsible for providing its own cleaning services to the Subleased Premises, whether by its own employees or a third-party contractor.

4.                                      Electricity.  The Subleased Premises are separately metered for electricity.  Sublessee shall pay for all separately metered electricity consumed within the Subleased Premises (including, but not limited to the consumption of lights and outlets which will be directly billed by the utility company to Sublessee and any heating and air conditioning serving only the Subleased Premises which shall be billed to Sublessee by Prime Lessor through Sublessor) during the Term directly to the utility company providing electricity to the Subleased Premises on or prior to the date on which such payments are due. Sublessor represents and warrants that the meter(s) serving the Subleased Premises do not and will not serve or cover any electric service provided to any area other than the Subleased Premises.

5.                                      Permitted Uses.  Sublessee shall use the Subleased Premises only for general office purposes and legal uses ancillary or incidental thereto to the extent permitted under the Prime Lease and for no other purpose. Sublessee shall not do, suffer or permit anything to be done in or upon the Subleased Premises except in compliance with and as permitted by the Prime Lease and applicable law.  Sublessee shall not cause or permit the Subleased Premises, the Premises or the Property to be used in any way that violates any Legal Requirement (as defined in Section 9.03 of the Prime Lease), or constitutes a nuisance or waste.  Sublessee shall comply with the certificate of occupancy relating to the Subleased Premises and (to the extent such compliance is the obligation of Sublessor under the Prime Lease, including without limitation Section 9.03 thereof) with all laws, statutes, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments and the appropriate agencies, officers, departments, boards and commissions thereof, and the board of fire underwriters and/or the fire insurance rating organization or similar organization performing the same or similar functions, whether now or hereafter in force, applicable to the Subleased Premises.

6.                                      Condition of Subleased Premises.

(a)                                 Sublessor represents and warrants that Sublessor has possession and control of the entire Subleased Premises, notwithstanding that the Prime Lease contemplates that Sublessor will take possession in phases. Sublessee represents that it has made or caused to be made a reasonable visual examination and inspection of the Subleased Premises and is familiar with the condition of the Subleased Premises.  Sublessee acknowledges that, except as expressly provided in this Sublease, and without in any way derogating from any repair or maintenance obligation of Prime Lessor under the Prime Lease, (i) it enters into this Sublease without relying upon any representations, warranties or promises by Sublessor, its agents, representatives, employees, servants or any other person in respect of the Building or the Subleased Premises, (ii) no rights, easements or licenses are acquired by Sublessee by implication or otherwise except as expressly set forth in this Sublease, (iii) Sublessor shall have no obligation to do any work in order to make the Subleased Premises suitable and ready for occupancy and use by Sublessee other than as described in Exhibit C hereto, and (iv) the Subleased Premises are accepted “as is” and are in satisfactory condition.

(b)                                 Sublessee shall keep and maintain the Subleased Premises, and the fixtures and equipment in the Subleased Premises clean and in good order, repair and condition, except for reasonable wear and tear and damage by fire or other casualty or condemnation, and other matters for which Sublessee is not responsible under this Sublease.

(d)                                 Sublessee shall make no alteration, installation, removal, addition or improvement in or to the Subleased Premises or to any other portion of the Building without the prior written consent of each of Sublessor (such consent not to be unreasonably withheld by Sublessor) and Prime Lessor, if required under the terms of the Prime Lease, and then, only in compliance fully with the terms of this Sublease and the Prime Lease.  Notwithstanding the foregoing, Sublessor agrees that Minor Work (as defined in Section 10.05(a) of the Prime Lease) performed by Sublessee in the Subleased Premises shall not require Sublessor’s prior written consent.

(e)                                  Sublessor shall perform all tenant improvement work (the “Improvement Work”) necessary to make the Subleased Premises ready for Sublessee’s use and occupancy in accordance with the terms of the Work Letter attached hereto as Exhibit C and the terms of the Prime Lease as incorporated in this Sublease by reference.

7.                                      Insurance.  Sublessee shall maintain throughout the Term of this Sublease such insurance in respect of the Subleased Premises and the conduct and operation of Sublessee’s business in the Subleased Premises, with Sublessor and Prime Lessor listed as additional insureds as is required of “Tenant” under the terms of the Prime Lease (including, without limitation, Article 7 as incorporated in this Sublease by reference) with no penalty to Sublessor or Prime Lessor resulting from deductibles or self-insured retentions effected in Sublessee’s insurance coverage.  If Sublessee fails to procure or maintain such insurance, pay all premiums and charges therefor and provide Sublessor with certificate(s) of such insurance within ten (10) days after notice from Sublessor, Sublessor may (but shall not be obligated to) do so, whereupon Sublessee shall reimburse Sublessor upon demand for Sublessor’s costs incurred in so doing.  All such insurance policies shall, to the extent obtainable, contain endorsements providing that (i) such policies may not be canceled except upon thirty (30) days’ prior notice to Sublessor and Prime Lessor (except 10 days in the case of non-payment of premium), (ii) no act or omission of Sublessee shall affect or limit the obligations of the insurer with respect to any additional insured and (iii) Sublessee shall be solely responsible for the payment of all premiums under such policies and Sublessor, notwithstanding that it is or may be an additional insured, shall have no obligation for the payment of any insurance premiums.  On or before the Commencement Date, Sublessee shall deliver to Sublessor and Prime Lessor a certificate evidencing the coverages required by this Paragraph 7.  Any endorsements to such certificates shall also be delivered to Sublessor and Prime Lessor upon issuance of such certificates.  Sublessee shall procure and pay for renewals of such insurance from time to time before the expiration of such insurance, and Sublessee shall deliver to Sublessor and Prime Lessor such renewal certificates within ten (10) days after the expiration or renewal of any existing policy.  In the event Sublessee fails so to deliver any such renewal certificate within such ten (10) day period, then, in addition to its other rights and remedies in respect of such breach of this Sublease by Sublessee, Sublessor shall have the right, but not the obligation, to obtain such insurance on Sublessee’s behalf, whereupon Sublessee shall reimburse Sublessor upon demand for Sublessor’s costs incurred in so doing.

Sublessee shall include in all insurance policies required to be maintained under this Sublease any clauses or endorsements in favor of Prime Lessor that Sublessor is required to provide as “Tenant” under the provisions of the Prime Lease, including, but not limited to, waivers of the right of subrogation.  Sublessee releases and waives all claims against Sublessor for loss or damage to Sublessee’s personal property and its alterations in the Subleased Premises to the extent that any loss or damage is insurable under policies of casualty insurance Sublessee carries or is required to carry under this Sublease. Sublessor releases and waives all claims against Sublessee for loss or damage to Sublessor’s personal property and its alterations in the Subleased Premises to the extent that any loss or damage is insurable under policies of casualty insurance Sublessor carries or is required to carry under this Sublease or the Prime Lease.

During the Term, Sublessor shall maintain the insurance Sublessor is required to maintain under the Prime Lease.

8.                                      Indemnification.  (a) Subject to the foregoing waivers, Sublessee shall protect, defend (with counsel reasonably approved by Sublessor), indemnify and hold Sublessor, Prime Lessor and Ground Landlord and their respective officers and employees harmless from and against any and all third-party liabilities, claims, suits, demands, judgments, costs, losses, interest and expenses (except to the extent arising, or claimed to have arisen, from any negligence or willful misconduct of Ground Landlord, Prime Lessor or Sublessor or their contractors, invitees, agents or employees), and arising from any bodily injury to or death of persons, or damage to property occurring or resulting from an occurrence in the Subleased Premises during the Term of this Sublease or from any willful misconduct or negligence on the part of Sublessee or any of its agents, employees, licensees, invitees or assignees or any person claiming through or under Sublessee.  Any non-liability, indemnity or hold harmless provisions in the Prime Lease for the benefit of Prime Lessor or Ground Landlord that are incorporated in this Sublease by reference shall be deemed to inure to the benefit of Sublessor, Prime Lessor and Ground Landlord.

(b)                                 Subject to the foregoing waivers, Sublessor shall protect, defend (with counsel reasonably approved by Sublessee), indemnify and hold Sublessee and its officers and employees harmless from and against any and all third-party liabilities, claims, suits, demands, judgments, costs, losses, interest and expenses (except to the extent arising, or claimed to have arisen, from any negligence or willful misconduct of Sublessee, Prime Lessor or Ground Landlord or their respective contractors, invitees, agents or employees), or from any breach or default on the part of Sublessor in the performance of any covenant or agreement on the part of Sublessor to be performed under the terms of the Prime Lease ( beyond any applicable notice and cure periods)  by reason of which the Prime Lease is or could be terminated or forfeited, or to the extent arising from any negligence or willful misconduct on the part of Sublessor or its agents, employees or contractors.

9.                                      No Assignment or Subletting.  Sublessee shall not assign, sell, mortgage, pledge or in any manner transfer this Sublease or any interest in this Sublease, or the Term or estate granted or the rentals under this Sublease, or sublet the Subleased Premises or any part of the Subleased Premises, or grant any concession or license or otherwise permit occupancy of all or any part of the Subleased Premises by any person or take any action or undertake any transaction if such transaction would require the consent of Prime Lessor under Article 13 of the Prime Lease, without the prior written consent of Sublessor and Prime Lessor, if and to the extent that such consent is required in accordance with Article 13 of the Prime Lease. Provided that Prime Lessor has given its consent, the Sublessor will not unreasonably withhold, delay or condition its consent to any such transaction proposed by Sublessee.  Neither the consent of Sublessor or Prime Lessor to an assignment, subletting, concession, or license, nor the references in this Sublease to assignees, subtenants, concessionaires or licensees, shall in any way be construed to relieve Sublessee or any assignee, subtenant or sub-subtenant of the requirement of obtaining the consent of Sublessor and Prime Lessor to any further assignment or subletting or to the making of any assignment, subletting, concession or license for all or any part of the Subleased Premises, Sublessee and any such assignee, subtenant or sub-subtenant under this Sublease agreeing to be bound by the provisions of this Sublease and the Prime Lease as to any further assignment, subleasing or other arrangement for which consent is required under this Sublease and the Prime Lease.  Notwithstanding any assignment or subletting, including, without limitation, any assignment or subletting permitted or consented to, the original Sublessee named in this Sublease and any other person(s) who at any time was or were Sublessee shall remain fully liable under this Sublease, and all acts and omissions of any assignee or subtenant or anyone claiming under or through any assignee or subtenant that shall be in conflict with the terms of this Sublease shall (subject to the terms and conditions hereof) constitute a breach by Sublessee under this Sublease.  If this Sublease is assigned, or if the Subleased Premises or any part of the Subleased Premises is underlet or occupied by any person or entity other than Sublessee, Sublessor may, while any default by Sublessee remains uncured, following notice and the expiration of any applicable cure period, collect rent from the assignee, undertenant or occupant, and apply the net amount collected to the Rent payable by Sublessee under this Sublease, but no assignment, underletting, occupancy or collection shall be deemed a waiver of the provisions of this Sublease, the acceptance of the assignee, undertenant or occupant as tenant, or a release of Sublessee from the further performance by Sublessee of the covenants under this Sublease to be performed on the part of Sublessee.  Any attempted assignment or subletting or other arrangement, whether by Sublessee or any assignee or subtenant of Sublessee, without the prior written consent of the Sublessor and Prime Lessor shall be void.

10.                               Primacy and Incorporation of Prime Lease.

(a)                                 This Sublease is and shall be subject and subordinate to the Prime Lease and to all matters to which the Prime Lease is or shall be subject and subordinate, and to all amendments, modifications, renewals and extensions of or to the Prime Lease and Sublessor purports to convey, and Sublessee takes, no greater rights than those accorded to or taken by Sublessor as “Tenant” under the terms of the Prime Lease.  Sublessee covenants that it will perform and observe all of the provisions contained in the Prime Lease to be performed and observed by the “Tenant” under the Prime Lease to the extent incorporated in this Sublease and applicable to the Subleased Premises, other than the payment of rent and any other charges under the Prime Lease.  Notwithstanding anything in this Sublease to the contrary, Sublessee shall have no obligation to (i) cure any default of Sublessor under the Prime Lease unless caused by Sublessee’s default under this Sublease , (ii) perform any obligation of Sublessor under the Prime Lease which arose or accrued (or otherwise relates to the period) before the Commencement Date and which Sublessor failed to perform, (iii) repair any damage to the Subleased Premises caused by Sublessor, Prime Lessor or Ground Landlord or their respective agents, employees or contractors, (iv) remove any alterations, improvements or additions installed within or related to the Subleased Premises before the Commencement Date, (v) indemnify Sublessor, Prime Lessor or Ground Landlord with respect to any negligence or willful misconduct of Sublessor, Prime Lessor or Ground Landlord, or their respective agents, employees or contractors or (vi) discharge any liens on the Subleased Premises or the Building except those that arise out of any work performed by or at the direction of Sublessee.  Except to the extent inconsistent with the context of this Sublease, capitalized terms used and not otherwise defined in this Sublease shall have the meanings ascribed to them in the Prime Lease.  Further, except as set forth below, the terms, covenants and conditions of the following specified provisions of the Prime Lease are incorporated in this Sublease by reference as if such terms, covenants and conditions were stated in this Sublease to be the terms, covenants and conditions of this Sublease, so that except to the extent that they are inconsistent with or modified by the provisions of this Sublease, for the purpose of incorporation by reference each and every referenced term, covenant and condition of the Prime Lease binding upon or inuring to the benefit of the “Landlord” under the Prime Lease shall, in respect of this Sublease and the Subleased Premises, be binding upon or inure to the benefit of Sublessor, and each and every referenced term, covenant and condition of the Prime Lease binding upon or inuring to the benefit of the “Tenant” under the Prime Lease shall, in respect of this Sublease, be binding upon or inure to the benefit of Sublessee, with the same force and effect as if such terms, covenants and conditions were completely set forth in this Sublease: Articles/Sections: 1.04, 1.05, 1.06, 1.19, 2.01(a-c), , the last paragraph of 2.01(d), 4.03, 5.03, 7.01, 7.02, 7.03, 9.01 (excluding the first sentence), 9.02, 9.03 (excluding the first sentence and the third paragraph), 9.04 9.06, 10.02(a), 10.04(a), 10.04(b), 10.05 (excluding the last sentence of 10.05(c) and the last sentence of 10.05(e)), 10.06, 13, 14.01, 14.02, 14.03 (excluding 14.03(f)), 16.05, 17.01, 17.02, , 17.04, 17.05, 17.07, 17.08, 17.09, 17.10 and 17.12 (excluding the last sentence), and Exhibits 1.06, 9.01, 9.04(a), 10.05(b) and 10.05(c).  Notwithstanding anything in this Sublease to the contrary, for purposes of this Sublease, as to such incorporated terms, covenants and conditions:

(i)                                     references in the Prime Lease to the “Premises” shall be deemed to refer to the “Subleased Premises” under this Sublease;

(ii)                                  references in the Prime Lease to “Landlord” and to “Tenant” shall be deemed to refer to “Sublessor” and “Sublessee” under this Sublease, respectively, except that where the terms “Landlord” is used in the context of ownership or management of the entire Building, such term shall be deemed to mean only “Prime Lessor”;

(iii)                               references in the Prime Lease to “this Lease” shall be deemed to refer to “this Sublease” (except when such reference in the Prime Lease is, by its terms (unless modified by this Sublease), a reference to any other section of the Prime Lease, in which event such reference shall be deemed to refer to the particular section of the Prime Lease);

(iv)                              references in the Prime Lease to the “Lease Commencement” and “Rent Commencement Date” shall be deemed to refer to the “Commencement Date” under this Sublease;

(v)                                 references in the Prime Lease to the “Base Rent”, “additional rent” and “rent” shall be deemed to refer to the “Base Rent”, “additional rent” and “Rent”, respectively, as defined under this Sublease; and

(vi)                              references in the Prime Lease to the “Term” shall be deemed to refer to the “Term” of this Sublease.

The following provisions of the Prime Lease, Exhibits and Schedules annexed thereto are not incorporated in this Sublease by reference and shall not, except as to definitions set forth in the Prime Lease, have any applicability to this Sublease: Articles/Sections: 1.01, 1.02, 1.03, 1.07-1.18, 1.20-1.23, 2.01 (excluding (a), (b) and (c)), 2.01(d) (excluding the last paragraph), 2.01(e), 3, 4.01, 4.02, 4.04, 4.05, 4.06, 5.01, 5.02, 6, 7.04, 8, the first sentence of 9.01, the first sentence and third paragraph of 9.03, 9.05, 10.01, 10.02(b), 10.02(c), 10.03, 10.04(c), 10.07, 11, 12, 14.03(f), 15, 16 (excluding 16.05), 17.03, 17.06, 17.11, the last sentence of 17.12, 18 and 19; First Amendment to Lease, Second Amendment to Lease, Third Amendment to Lease, Fourth Amendment to Lease, Fifth Amendment to Lease, Sixth Amendment to Lease, Seventh Amendment to Lease and Eighth Amendment to Lease; and Exhibits 1.07, 2.01(e), 3.01, 6.01, 10.03(a), 10.04(c), 15.01, 16.01, 16.06 and 19.01.

Where reference is made in the following Sections to “Landlord”, such references shall be deemed to refer only to “Prime Lessor”:  Articles/Sections: 1.19, 2.01(a), 2.01(c), the last paragraph of 9.03, the first sentence of 10.04(a), 10.05(b)(-v), the tenth sentence of 10.05(b), the eighth sentence of 10.05(c), and the first paragraph of 10.05(e).

Where reference is made in the following Sections to “Landlord”, such references shall be deemed to refer to “Prime Lessor” and “Sublessor”:  Articles/Sections: the last sentence of the first paragraph of 9.03, 9.04, 9.06, 10.05(a), 10.05(b) (excluding (iv) and the tenth sentence), and the third and fourth paragraphs of 10.05(e).

(b)                                 Notwithstanding any incorporation of any provision of the Prime Lease by reference, Sublessee acknowledges that under the Prime Lease, certain services, repairs, restorations, equipment and access to and for the Premises and insurance coverage of the Building are in fact to be provided by Prime Lessor and Sublessor shall have no obligation to provide any such services, repairs, restorations, equipment, access or insurance coverage.  Without derogating from Sublessor’s obligation to enforce its rights under the Prime Lease for the benefit of Sublessee, Sublessee shall look solely to

Prime Lessor for the furnishing of such services, repairs, restorations, equipment, access and insurance coverage.  Sublessor shall cooperate reasonably with Sublessee in attempting to obtain for Sublessee’s benefit the performance by Prime Lessor of its obligations under the Prime Lease, including commencing litigation or other formal proceedings where deemed commercially reasonable given the circumstances. Sublessor not be liable to Sublessee, nor shall the obligations of Sublessee under this Sublease be impaired or the performance of Sublessee be excused, because of any failure or delay on Prime Lessor’s part in furnishing such services, repairs, restorations, equipment, access or insurance coverage. If Prime Lessor shall default in any of its obligations to Sublessor with respect to the Subleased Premises or any other area or facility that Sublessee has the right to use hereunder, Sublessee shall be entitled to request that Sublessor use commercially reasonable efforts to enforce Sublessor’s rights against Landlord with respect thereto.  Sublessor agrees to use commercially reasonable efforts to enforce Sublessor’s rights against Landlord.  If Sublessee desires any after hours HVAC service, Sublessee must give Sublessor at least such prior notice as is required of Prime Lessor under the terms of the Prime Lease and Sublessor shall provide such request to Prime Lessor promptly after receipt.  Sublessee shall reimburse Sublessor for the costs of obtaining such after hours HVAC use in accordance with Paragraph 3 of this Sublease.

(c)                                  Notwithstanding anything to the contrary contained in the Prime Lease, the time limits (the “Notice Periods”) contained in the Prime Lease for the giving of notices, making of demands or performing of any act, condition or covenant on the part of the “Tenant” (including any grace periods set forth in Section 14.02 of the Prime Lease), under the Prime Lease, or for the exercise by “Tenant” under the Prime Lease of any right, remedy or option, are changed for the purposes of incorporation in this Sublease by reference by shortening the Notice Periods in each instance by five (5) days (or by three (3) days if the notice period is ten (10) days or less), so that in each instance Sublessee shall have five (5)  (or three (3), as applicable) fewer days to observe or perform under this Sublease than Sublessor has as “Tenant” under the Prime Lease.  Notwithstanding the foregoing provisions of this Paragraph 10(c), if the Prime Lease allows a Notice Period of five (5) days or less, then Sublessee shall nevertheless be allowed the number of days equal to one-half of the number of days in each Notice Period (but never fewer than two (2) business days) to give any such notices, make any such demands, perform any such acts, conditions or covenants or exercise any such rights, remedies or options.  If one-half of the number of days in the Notice Period is not a whole number, Sublessee has the number of days equal to one-half of the number of days in the Notice Period rounded up to the next whole number.

(d)                                 Notwithstanding anything to the contrary contained in this Sublease (including, without limitation, the provisions of the Prime Lease incorporated in this Sublease by reference), Sublessor makes no representations or warranties whatsoever with respect to the Subleased Premises, this Sublease, the Prime Lease or any other matter, either express or implied, except as expressly set forth in this Sublease, except further that Sublessor represents and warrants, as of the date of execution of this Sublease, (i) that it is the holder of the interest of the “Tenant” under the Prime Lease and Sublessor’s interest as “Tenant” under the Prime Lease is not the subject of any lien, assignment, conflicting sublease, or other hypothecation or pledge, (ii) that the Prime Lease is in full force and effect, unmodified and constitutes the entire agreement between Prime Lessor and Sublessor in respect of the Subleased Premises, (iii) that no notices of default have been served on Sublessor under the Prime Lease which have not been cured, (iv) to the best of Sublessor’s knowledge, neither Sublessor nor Prime Lessor is in default under the Prime Lease, (v) the term of the Lease commenced on January 12, 2007, and will expire not sooner than February 1, 2018, (vi) neither Sublessor nor any of its agents, employees or contractors has conducted any activity at the Subleased Premises that produced or used hazardous materials, and neither Sublessor nor any of its agents, employees or contractors has stored, released, brought into or introduced to the Subleased Premises any hazardous materials during the term of the Lease, and (vii) Sublessor has not installed in the Subleased Premises or the Building any supplemental heating, ventilation or air conditioning equipment for which Sublessee would be responsible under the terms hereof.

11.                               Certain Services and Rights.   Except to the extent otherwise expressly provided in Paragraph 10(b) of this Sublease, the only services or rights to which the Sublessee is entitled under this Sublease, including without limitation rights relating to the repair, maintenance and restoration of the Subleased Premises, are those services and rights to which Sublessor is entitled under the Prime Lease.  Sublessor has no obligation to furnish any services whatsoever to Sublessee, any such obligation being that of Prime Lessor under the Prime Lease, and that, as set forth in Paragraph 10(b) of this Sublease, the obligation of Sublessor under this Sublease with respect to such services is to cooperate reasonably with Sublessee to obtain Prime Lessor’s performance and to use reasonable efforts to enforce Sublessor’s rights under the Prime Lease.

12.                               Compliance with Prime Lease.  Sublessee shall neither do nor permit anything to be done that would, after notice and failure to timely cure, if applicable, cause the Prime Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in Prime Lessor under the Prime Lease as a result of a “Tenant” default under the Prime Lease, and Sublessee shall defend, indemnify and hold Sublessor harmless from and against any and all liabilities, claims, suits, demands, judgments, costs, losses, interest and expenses (including, without being limited to, reasonable attorneys’ fees and expenses) of any kind whatsoever by reason of any breach or default on the part of Sublessee by reason of which the Prime Lease is or could be so terminated or forfeited.  Sublessee covenants that Sublessee will not do anything that would (after notice and failure to timely cure, if applicable) constitute a default under the provisions of the Prime Lease or omit to do anything that Sublessee is obligated to do under the terms of this Sublease that would (after notice and failure to timely cure, if applicable) constitute a default under the Prime Lease.  Sublessor shall promptly deliver to Sublessee a copy of any written notice received by Sublessor from Prime Lessor or any governmental agency in respect of this Sublease or the Subleased Premises.

13.                               Default.  If Sublessee shall default in any of its obligations under this Sublease beyond applicable notice and cure periods, Sublessor shall have available to it all of the rights and remedies available to Prime Lessor under the Prime Lease, including without limitation Sections 14.02 and 14.03 of the Prime Lease as incorporated in this Sublease by reference, as though Sublessor were the “Landlord” and Sublessee the “Tenant” under the Prime Lease.

14.                               Brokerage.  Sublessee and Sublessor represent that they have not dealt with any broker in connection with this Sublease other than Cassidy Turley and CBRE/New England (the “Brokers”).  Each party shall indemnify and hold harmless the other from and against any and all liabilities, claims, suits, demands, judgments, costs, losses, interest and expenses (including, without being limited to, reasonable attorneys’ fees and expenses) which the indemnified party may be subject to or suffer by reason of any claim made by any person, firm or corporation other than the Brokers for any commission, expense or other compensation as a result of the execution and delivery of this Sublease, which is based on alleged conversations or negotiations by such person, firm or corporation with the indemnifying party.  Sublessor shall pay the Brokers the brokerage commission or other compensation due the Brokers in connection with this Sublease under separate agreements between Sublessor and Brokers.

15.                               Notices.  All notices, consents, approvals, demands, bills, statements and requests which are required or permitted to be given by either party to the other under this Sublease shall be in writing and are governed by Section 17.05 of the Prime Lease as incorporated in this Sublease by reference, except that the mailing addresses for Sublessor and Sublessee are those first set forth above.  Notices to Sublessee shall be addressed to the attention of “Ed Dondero, Director of Facilities,” with a copy to the attention of “Harry M. Carey, Esq., Associate General Counsel — Corporate.” Either party may change the address(es) to which notices are to be sent, by notice to the other party. Communications and payments to the Prime Lessor shall be given in accordance with, and subject to, Section 17.05 of the Prime Lease.

16.                               Interpretation.  This Sublease shall be construed without regard to any presumption or other rule suggesting construction or interpretation against the party causing this Sublease to be drafted.  All terms and words used in this Sublease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.  The word “person” as used in this Sublease means a natural person or persons, a partnership, a corporation or any other form of business or legal association or entity.

17.                               Fire or Casualty; Eminent Domain.  In the event the Subleased Premises or any portion thereof (or access thereto or systems serving the Subleased Premises) are subjected to a fire or other casualty or to a taking by eminent domain that interferes with the use and enjoyment by Sublessee of a material portion of the Subleased Premises, Sublessee shall, to the extent Sublessor is entitled to an abatement of rent under the Prime Lease, be entitled to an abatement of Rent until tenantable occupancy is restored.  If the estimated time for repairs shall exceed, or such interference has not been remedied and tenantable occupancy restored after,  six (6) months (or a period equal to one-half (½) of the then-remaining term, whichever is shorter) from the date such interference was first experienced, Sublessor or Sublessee may, by notice to the other, terminate this Sublease.  In the event of any taking of the Subleased Premises, Sublessee assigns to Prime Lessor any right Sublessee may have to any damages or award.  Sublessee shall not make claims against Sublessor, Prime Lessor or the condemning authority for damages.

18.                               Signage.  Subject to the consent of Prime Lessor if required under the terms and provisions of the Prime Lease, Sublessee shall have the right, at its sole cost and expense, to install signage consistent with Sublessor’s signage and that of any other subtenants on the Building lobby directory and on the entrance to the Subleased Premises.

19.                               Right to Cure Sublessee’s Defaults.  If and for so long as an Event of Default by Sublessee exists under this Sublease, then Sublessor has the right, but not the obligation, after notice to Sublessee, or without notice to Sublessee in the case of any emergency, and without waiving or releasing Sublessee from any obligations of Sublessee under this Sublease, to make such payment or perform such other obligation in respect of which Sublessee is in default in such manner and to such extent as Sublessor deems necessary, and in exercising any such right, to pay any incidental costs and expenses, employ attorneys, and incur and pay reasonable attorneys’ fees.  Sublessee shall pay to Sublessor upon demand as additional rent all actual and reasonable out-of-pocket sums so paid by Sublessor and all incidental costs and expenses of Sublessor in connection therewith, together with interest thereon at an annual rate equal to the rate two percent (2%) above the base rate or prime rate then published as such in the Wall Street Journal, or, if less, the maximum rate permitted by law.  Such interest is payable with respect to the period commencing on the date such expenditures are made by Sublessor and ending on the date such amounts are repaid by Sublessee.  The provisions of this Paragraph survive the Expiration Date or the sooner termination of this Sublease.

20.                               Termination of Prime Lease; Surrender.  Subject to the terms and conditions of the Consent, this Sublease automatically terminates if the Prime Lease terminates for any reason before the Expiration Date. Sublessor is not liable to Sublessee by reason of any termination of the Prime Lease.   As long as this Sublease is in force and effect, Sublessor shall not (i) commit an Event of Default (as defined in the Prime Lease) or do or allow to be done any other act or omission under the Prime Lease, or (ii) amend or modify the Prime Lease in any material way that would adversely affect the Subleased Premises or Sublessee, without in each case having received the prior written consent of Sublessee, such consent not to be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, Sublessor may terminate the Prime Lease (and the exercise of such right by Sublessor shall not constitute a default or breach under this Sublease) if the Prime Lease gives Sublessor any right to terminate the Prime Lease in the event of the partial or total damage, destruction, or condemnation of the Demised Premises or the Building.  Notwithstanding anything in this Sublease to the contrary, in the event that Sublessee receives a recognition and/or non-disturbance agreement from Prime Lessor, Sublessor may voluntarily terminate the Prime Lease.  Nothing in this Sublease prevents an assignment of the Prime Lease or the subleasing of additional space covered by the Prime Lease to any third parties and in no event does Sublessor have any liability to Sublessee for any defaults or termination of the Prime Lease by such other subtenants or defaults under such other subleases, provided that any assignee or transferee of Sublessor’s interest in the Prime Lease shall assume and agree with Sublessee to perform and be responsible for all covenants and obligations of Sublessor hereunder.

Upon the expiration or termination of this Sublease, whether by forfeiture, lapse of time or otherwise, or upon the termination of Sublessee’s right of possession, Sublessee shall (i) remove (and restore any damage resulting from such removal) any and all of Sublessee’s movable personal property, furniture, fixtures, equipment and signage, and (ii) at once surrender and deliver to Sublessor the Subleased Premises in the condition and repair required by, and in accordance with the provisions of, this Sublease. Sublessee shall have no obligation to remove any alterations or improvements (including without limitation the “Improvement Work”) or otherwise restore the Subleased Premises to their pre-existing condition, unless Prime Lessor requires removal or restoration under the Prime Lease.  If Sublessee fails to remove any of Sublessee’s personal property from the Subleased Premises, such property is deemed abandoned (and Sublessee is deemed to have relinquished all right, title and interest in such property), and Sublessor is authorized, without liability to Sublessee for loss or damage thereto, at the sole risk of Sublessee, to (a) remove and store such property at Sublessee’s risk and expense; (b) retain such property, in which case all right, title and interest in such property shall accrue to Sublessor; (c) sell such property and retain the proceeds from such sale; or (d) otherwise dispose or destroy such property.

21.                               Consents and Approvals.  All references in this Sublease to the consent or approval of Prime Lessor and/or Sublessor shall be deemed to mean the written consent or approval of Prime Lessor and/or Sublessor, as the case may be, and to the extent the same is required under the Prime Lease or this Sublease, no such consent or approval of Prime Lessor and/or Sublessor, as the case may be, shall be effective for any purpose unless such consent or approval is set forth in a written instrument executed by Prime Lessor and/or Sublessor, as the case may be.  In all provisions requiring the approval or consent of Sublessor (whether under the express terms of this Sublease or the terms of the Prime Lease incorporated in this Sublease), Sublessee shall obtain the approval or consent of Prime Lessor as well as obtain like approval or consent of Sublessor.  If Sublessor is required or has determined to give its consent or approval to a matter as to which consent or approval has been requested by Sublessee, Sublessor shall cooperate reasonably with Sublessee in endeavoring to obtain any required Prime Lessor’s consent or approval upon and subject to the following terms and conditions: (i) Sublessee shall reimburse Sublessor for any actual and reasonable out-of-pocket costs incurred by Sublessor in connection with seeking such consent or approval, (ii) Sublessor is not required to make any payments to Prime Lessor or to enter into any agreements or to modify the Prime Lease or this Sublease in order to obtain any such consent or approval, (iii) if Sublessee agrees or is otherwise obligated to make any payments to Sublessor or Prime Lessor in connection with such request for such consent or approval, Sublessee has made arrangements satisfactory to Sublessor for such payments, and (iv) Sublessee shall indemnify and hold Sublessor harmless from and against all liabilities, claims, suits, demands, judgments, costs, losses, interest and expenses (including, without being limited to, reasonable attorneys’ fees and expenses) Sublessor suffers or incurs in connection with seeking such consent or approval (including, without being limited to, claims by prospective subtenants, sub-subtenants, assignees and brokers if consent to a sublease or sub-sublease or assignment is not granted or is unreasonably conditioned).  Nothing contained in this Article is deemed to require Sublessor to give any consent or approval simply because Prime Lessor has given such consent or approval.  Wherever Sublessor’s consent is required under this Sublease, such consent shall not be unreasonably withheld, conditioned or delayed by Sublessor, and Sublessor shall use commercially reasonable efforts to diligently and promptly consider and respond to Sublessee’s request for such consent.

22.                               No Privity of Estate.  Except as may other be provided in the Consent, nothing contained in this Sublease creates any privity of estate or of contract between Sublessee and Prime Lessor and Prime Lessor is not obligated to recognize or to provide for the non-disturbance of the rights of Sublessee under this Sublease.

23.                               Waiver of Jury Trial and Right to Counterclaim.  Sublessor and Sublessee each waive any rights which they may have to trial by jury in any summary action or other action, proceeding or counterclaim arising out of or in any way connected with this Sublease, the relationship of Sublessor and Sublessee, the Subleased Premises and the use and occupancy of the Subleased Premises, and any claim for injury or damages.  Sublessee also waives all right to assert or interpose a counterclaim (other than mandatory or compulsory counterclaims) in any summary proceeding or other action or proceeding to recover or obtain possession of the Subleased Premises.

24.                               Consent of Prime Lessor.  Notwithstanding anything to the contrary contained in this Sublease, the effectiveness of this Sublease is subject to and conditioned upon the written approval of, and consent to, this Sublease by Prime Lessor in form reasonably acceptable to Sublessor and Sublessee (the “Consent”).  This Sublease shall not become effective, and the Commencement Date shall not occur, unless and until the Consent is fully executed and delivered by Prime Lessor, Sublessor and Sublessee (the “Consent Contingency”).  Each of Sublessor and Sublessee shall execute and deliver the Consent in the form provided by Prime Lessor and reasonably approved by Sublessor and Sublessee, even if the Consent has not been signed by Prime Lessor, but the same shall be of no force or effect until the Prime Lessor has executed the same.  If the Consent Contingency is not satisfied before the date that is thirty (30) days after submission of the request for the Consent, then from and after such date, either party may terminate this Sublease by providing written notice to the other unless the Consent Contingency is satisfied before the date on which such notice of termination is provided.  If this Sublease is terminated under this Paragraph 24, then this Sublease shall cease to have any further force or effect and the parties hereto shall have no further obligations to each other with respect to this Sublease, except that any Rent or other funds paid under this Sublease by Sublessee shall be promptly refunded by Sublessor.

25.                               Limitation of Liability.  No partner, director, officer, shareholder, employee, advisor or agent of Sublessor or Sublessee shall be personally liable in any manner or to any extent under or in connection with this Sublease.  In no event shall either Sublessor or Sublessee, or any of the respective partners, directors, officers, shareholders, employees, advisors or agents of Sublessor or Sublessee, be responsible for (i) any indirect or consequential/special damages, or (ii) any damages in the nature of interruption or loss of business.  For purposes of this Sublease, “indirect or consequential/special damages” shall not include, without limitation, any liability, claim, suit, damage, judgment, cost, loss, interest or expense incurred by Sublessor as a result of a breach or default under the Prime Lease, to the extent resulting from or relating to a breach or default by Sublessee of any provision of this Sublease.

26.                               Holdover.  If Sublessee fails to surrender and deliver the Subleased Premises as and when required under this Sublease, Sublessee shall become a tenant at sufferance only, subject to all of the terms, covenants and conditions in this Sublease specified, except the rate of Base Rent (pro-rated on a daily basis) increases to (i) 150% of the rate of Base Rent then in effect for the first thirty (30) days of such holdover and (ii) thereafter Sublessee shall pay 200% of the rate of Base Rent then in effect for the remainder of such holdover.  In addition, Sublessee shall protect, defend (with counsel reasonably approved by Sublessor), indemnify and hold harmless Sublessor and its officers, directors, agents and employees from and against any and all liability, claims, suits, demands, judgments, costs, losses, interest and expenses (including, without being limited to, reasonable attorneys’ fees and expenses) that Sublessor may suffer, under Section 3.02 of the Prime Lease or otherwise, by reason of any holdover by Sublessee under this Sublease.  The terms and provisions of this Paragraph 26 shall survive the expiration or earlier termination of this Sublease.

27.                               Recording.  Sublessor and Sublessee agree that neither party may record this Sublease.

28.                               Attorney’s Fees.  If either Sublessor or Sublessee bring any action or legal proceeding for an alleged breach of any provision of this Sublease, to recover Rent, to terminate this Sublease or otherwise to enforce, protect or establish any term or covenant of this Sublease, the prevailing party is entitled to recover as a part of such action or proceeding, or in a separate action brought for that purpose, reasonable attorneys’ fees, court costs, and expert fees as may be fixed by the court.

29.                               Parking.  Sublessor grants Sublessee the right to use, in common with others entitled thereto, the unreserved parking spaces located in the garage serving the Building that Sublessor has the right to use in connection with the Subleased Premises under the Prime Lease (i.e., 1 parking space per 1,000 useable square feet (exclusive of any mechanical space, including all the mechanical space converted to gross floor area pursuant to the City of Cambridge Board of Zoning Appeal Case No. 10459) as and

when Sublessor is granted use of such parking spaces.  Sublessee shall pay to Sublessor as additional rent (unless directly billed by Prime Lessor, in which event Sublessee shall pay Prime Lessor upon written demand) for the parking spaces so used by Sublessee at Prime Lessor’s then current prevailing monthly rate for such parking spaces (currently $280  per space per month). Sublessee will advise Sublessor at the time of execution of this Sublease as to the number of parking spaces Sublessee initially desires to use.  Thereafter, Sublessee may request the use of additional parking spaces (but no more than the number of spaces that Sublessor is entitled to under the Seventh Amendment to the Prime Lease in connection with the Subleased Premises) on no less than sixty-five (65) days’ written notice to Sublessor. Sublessee’s use of the parking spaces provided under this Paragraph 29 and Sublessee’s rights with respect to such parking spaces (including, without limitation, limitations on increases in the prevailing monthly rate for parking spaces) shall otherwise be in accordance with the terms of Section 2.01(d) of the Prime Lease.  Sublessee shall not assign, license or sublease Sublessee’s rights under this Paragraph 29 except in connection with an assignment or sublease permitted or for which consent is not required under Paragraph 9 of this Sublease.

30.                               Appurtenant Rights. Sublessee has (as appurtenant to the Subleased Premises) rights to use in common with Sublessor and others entitled thereto Sublessor’s rights in driveways, walkways, hallways, stairways and passenger elevators convenient for access to the Subleased Premises and the lavatories nearest thereto as shown on Exhibit B attached hereto.

31.                               Non-Disturbance.  Sublessor shall assist Sublessee in obtaining a non-disturbance agreement from Prime Lessor, provided that the effectiveness of this Sublease is not conditioned upon Sublessee obtaining a non-disturbance agreement from Prime Lessor.

32.                               Rooftop Antenna.  Sublessee shall have the right to install Rooftop Equipment (as defined in Section 11.01 of the Prime Lease) on its proportionate share of Sublessor’s rights to the Rooftop Installation Areas and the Antenna Installation Area (as defined in Section 11.01 of the Prime Lease) in accordance with the terms of Article 11 of the Prime Lease.

33.                               Emergency Generator.  Sublessee shall have the right to access [at least] 50 KW from Sublessor’s emergency generation system for the Subleased Premises, provided that Sublessee pays for the electricity generated by the emergency generator and used in the Subleased Premises as measured by a separate sub-meter to be installed in the Subleased Premises as part of the Improvement Work.

34.                               Quiet Enjoyment.  Sublessor agrees that, so long as Sublessee is not in default under the terms of this Sublease (beyond any applicable notice and cure period), Sublessee shall lawfully and quietly hold, occupy and enjoy the Subleased Premises during the Term of this Sublease without disturbance by Sublessor or any subtenant of Sublessor or any other party claiming by, through or under Sublessor, subject to the terms of this Sublease.  Notwithstanding the foregoing (without limiting Sublessor’s obligations under Paragraph 10(b) above), Sublessor shall not be responsible in the event Prime Lessor or any person claiming through Prime Lessor (including, without limitation, any mortgagee of the Building) disturbs Sublessee’s quiet enjoyment of the Subleased Premises.

35.                               Guaranty.  Biogen Idec, Inc., shall guarantee all of Sublessee’s obligations under this Sublease in accordance with the terms of the Guaranty attached to this Sublease as Exhibit D.

36.                               Survival.  Without limitation, paragraphs 3 (Base Rent), 4 (Electricity), 8 (Indemnification), 14 (Brokerage), 23 (Waiver of Jury Trial and Right to Counterclaim), and 25 (Limitation on Liability) of this Sublease survive the expiration or earlier termination of this Sublease.

IN WITNESS WHEREOF, Sublessor and Sublessee have executed this Sublease as a sealed instrument as of the date first written above.

SUBLESSOR

IRONWOOD PHARMACEUTICALS, INC.

By:	/s/ Michael J. Higgins
Name: Michael J. Higgins
Title: Chief Financial Officer and Chief Operating Officer

SUBLESSEE

BIOGEN IDEC MA INC.

By:	/s/ Jorg Thommes
Name: Jorg Thommes
Title: VP OSI